Exhibit 3.3


LICENSE  AGREEMENT


This License Agreement, dated as of the 27th day of December, 2002, is entered into by and between CEO of Penn Biotech Inc. (Hereinafter referred to as "Executor") and the president of Korea Research Institute of Bioscience and Biotechnology (hereinafter referred to as "Researcher").

WHEREAS, the Executor wishes to license the "Know-How with regard to the Mass Production of Artificial Seed Potatoes (hereinafter referred to as the "Technology") developed by researcher.


Article  1  (The  Definition  of  Technology)
The Technology mentioned in this Agreement shall mean "Know-How with regard to the Mass Production of Artificial Seed Potatoes," including the Patent in subparagraph 2).

The Patent in this Agreement shall mean "Mass Production of Artificial Seed Potatoes." (Application number: 1989-003009, registered number: 51832 (Korea))


Article  2  (Execution  Right)
Researcher and Executor agree that, subject to the provisions of the Agreement, Researcher hereby grants the Executor an exclusive Execution Right with regard to the Technology (including patent rights when patents with regard to this Technology are granted).
Execution Right in subparagraph 1) shall mean the right to produce and sell the products by using the Technology.
Executor shall not offer or transfer the Execution Right to a third party without prior written consent of Researcher.
Researcher shall assume that Executor surrenders Execution Right for those areas that Executor did not apply the Technology to.

Article  3  (Territory)
Territory covered in this Agreement includes Korea, China, and Canada. In case that the Executor intends to execute the Technology in other than territory set forth herein, Executor shall enter into a separate agreement with Researcher through negotiation.

Article  4  (Term)
1)  (Term  of  the  Agreement)
This Agreement shall become effective upon signing and shall continue in full force and effect until the expiry date of patents and shall thereafter be extended, provided that a notice of intention to extend is given in writing by one party to the other.

2)  (Commencement  of  Production)
Executor shall commence the production by using the Technology within one year from the date of this agreement. Executor shall inform in writing Researcher of the commenced date of production. However, the commencement date of production may be postponed with prior written consent of Researcher.

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Article  5  (Fees)
Executor shall pay the following amount as a license fee to Researcher. Even in case of partial surrender of the Execution Right as set forth in subsection 4 of Article 2, this article shall continue to have its effectiveness.

1)  (Prepaid  License  Fee)
Executor  agrees  to  pay  30,000,000  Won  in total to Researcher as following:
Payment of 10,000,000 won shall be made within 10 days from signing of this Agreement
Payment of 10,000,000 won shall be made within 6 months from signing of this Agreement
Payment of 10,000,000 won shall be made within 12 months from signing of this Agreement

2)  (Current  License  Fee)
Executor shall pay Current License Fee to Researcher, pursuant to Article 6, amounting to 1% of net sales annually starting from commencement of sales of products to termination of this Agreement. Net sales shall be computed as total sales minus discounts, returns, indirect taxes in connection to sales, insurance, freight expenses, sales commission, and adverting expenses.

Article  6  (Computation  of  License  Fee)
Executor shall pay Current License Fee set forth in subsection 2 of Article 5 to Researcher as follows:

1)  (Accounting  Period)
Computation of License fee shall cover the period starting from January 1 to December 31 annually and License fee shall be paid to Researcher until March 31 in the following year.

2)  (Submission  of  information)
Executor shall submit to Researcher, within 3 months from the fiscal year end, a schedule for computation of Current License Fee for the previous year and a written report detailing order price, sale price, quantity and type of the product.

3)  (Request  of  Information)
In case that Researcher requests evidences to verify the information set forth in subsection 2) of this Article, Executor shall submit to Researcher, within 30days from the request, the evidence with certification from a public accounting firm.

4)  (Inspection  of  Books  and  Records)
Research may inspect accounting books and records of Executor, at his own expense, in connection to the computation of Current License Fees.

Article  7  (Transfer  of  Technology  and  Training)
1)  (Transfer  of  Technology  and  Training)
Researcher is obligated to transfer the Technology set forth in Article 1 and to train Executor to the extent that he is able to fully utilize the Technology within the contracted period. Upon the Executor's request, Researcher shall cooperate with Executor on the matters regarding production of Micro-tuber, supply of culture medium, etc.

2)  (Travel  abroad)
Researcher may, after negotiation, cooperate with Executor through travel abroad at Executor's expense for the transfer of Technology and training.
3) Executor will be responsible for costs of Micro-tuber production and supply of culture medium by Executor's request.

Article  8  (Improvement  of  Technology)
1)  (Improvement  of  Technology)
In case that Executor, his management or his employees intend to improve, expand, replace, or reinvent the Technology ("Improved Technology") or intend to acquire industrial right, basis of which is the Improved Technology, Executor

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shall  pursue  mutual  negotiation  with Researcher after prior notice is given.
Acquired  industrial  rights  shall  be  owned  by  both  parties.

2)  (Execution  of  Improved  Technology)
Executor shall have priority in executing rights derived from Improved Technology and the terms of execution shall be determined by written agreement.

3)  (Patent  Fee)
Executor shall cooperate in document filings and procedures in order to apply, register, and maintain the registration of industrial rights developed after the signed date of this Agreement and shall bear entire costs associated with these procedures.

Article  9  (Good  Faith)
In order to achieve the purpose of this Agreement, Researcher shall cooperate with Executor in good faith and Executor shall perform this Agreement in good faith.

Article  10  (Confidentiality)
Executor shall caution that the Technology will remain confidential and may not be disclosed to other parties. This duty includes duty to ensure that Executor's management, employees and successors will not breach this Article. In addition, this Article will remain effective even after the cancellation of this Agreement.

Article  11  (Modification)
This Agreement may be modified only by a written agreement signed by Executor and Researcher. Yet, Researcher reserve the right to permit Execution Right of Technology to a third party when determined that Executor's production capacity does not satisfy the demand for products or he is not technically capable of materializing Technology and improving incapability.

Article  12  (Certain  Circumstances)
In the performance of this Agreement by any one party, the party assumes no responsibility for any damage or loss caused by any occurrence beyond his control or defects other than negligence, mistake or willfulness.

Article  13  (Cancellation)
Researcher reserve the right to cancel this Agreement with 20 days written notice to Executor in the following events. Even after cancellation, Researcher retains the payments made by Executor, including notes payable received and Executor shall return all the document regarding Technology and surrender all the rights given by this Agreement.

Production has not commenced until the Commencement Date of Production or even prior to the Commencement Date of Production set forth in Article 4, it is determined by Researcher that Executor has given up production.
Even after the Commencement Date of Production set forth in Article 4, it is determined that Executor is not able to continue production
Executor does not pay license fees set forth in Article 5 without just cause. Executor breaches the duty under this Agreement.
Upon termination or cancellation of this Agreement, Executor may not allow himself or other third party to execute Technology or produce the products covered in this Agreement.

Article  14  (Damage)
Researcher or Executor shall compensate for damages caused by breach of this Agreement.

Article  15  (Use  of  Title)
Executor shall not use original or reproduced copy of the entirety or any portion of information acquired regarding this Agreement and of reports or

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documents,  which Researcher furnished to Executor for advertising, promotional, or marketing purposes or as evidence for litigation. In addition, Executor shall not imply or refer to Researcher for the aforementioned purposes.

Article  16  (Changes  of  Facts)
Executor shall promptly report any changes made to relevant facts such as address of his corporation after signing the Agreement. Researcher shall be exempted from any responsibility for mistakes arising from Executor's failing to do so.

Article  17  (Resolution  of  Disagreement)
In case of dispute or disagreement with regard to this Agreement or performance of each party, Researcher and Executor shall make an effort to resolve through discussion and negotiation.

Article  18  (Effectiveness)
This Agreement shall be effective from the singed date of the Agreement by both parties.

Article  19  (Interpretation)
For the items not specified in this Agreement or for the items which one party objects to the interpretation of the other, both parties will determine the meaning of those items through agreement reached by both parties.

Two copies of this Agreement will be printed and signed by both parties, each of which shall keep a copy.


December  27,  2002


Executor                                Researcher

/s/  Jai  Woo  Lee                     /s/  Kyu  Hwan  Yang  /s/
-----------------------             -------------------------
Jai  Woo  Lee                           Kyu  Hwan  Yang
Penn  Biotech Inc.                    Korea Research Institute of Bioscience and
16F.  543  Granville  Street,       Biotechnology
Vancouver,  BC.,  Canada             52  Ueun-dong Yusung-gu, Daejon-si, Korea